Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Yotta Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share(3)	457(f)(2)	27,500,000	0.084	2,310,000	0.0001102	$254.56
			Total Offering Amounts		0.084	$2,310,000	0.0001102	$254.56
Fees Previously Paid			Total Fees Previously Paid					–
			Net Fee Due					$254.56

(1)	Represents shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Yotta Acquisition Corporation, a Delaware corporation (“Yotta”) to be issued pursuant to the terms of the Agreement and Plan of Merger dated October 24, 2022, by and among Yotta, Yotta Merger Sub, Inc. (“Merger Sub”), a Nevada corporation and wholly-owned subsidiary of Yotta and NaturalShrimp Incorporated (“NaturalShrimp”), a Nevada corporation pursuant to which Merger Sub will merge with and into NaturalShrimp with NaturalShrimp as the surviving corporation and all of the outstanding securities of NaturalShrimp will be exchanged for 17,500,000 Common Stock. Includes 10,000,000 additional shares of Common Stock that may be issued if certain revenue targets are achieved post-closing.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The common stock of NaturalShrimp is quoted on the OTC. The proposed maximum price per share is based on the average of the high and low sales price on December 29, 2022 of $0.84.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.